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                                                                       EXHIBIT 5

November 3, 1995



Board of Directors
Dayton Hudson Corporation
777 Nicollet Mall
Minneapolis, Minnesota 55402-2055

Re: Opinion of Counsel as to Legality of 100,000 Shares of Common Stock to be Registered Under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 100,000 shares of Common Stock, $1.00 par value, of Dayton Hudson Corporation (the "Company") offered to non-employee directors of the Company pursuant to the Dayton Hudson Corporation Director Stock Option Plan of 1995 (the "Plan").

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 100,000 shares of Common Stock to be offered to the non-employee directors of the Company under the Plan, will, when paid for and issued pursuant to the terms of the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to the aforementioned shares of Common Stock under the Securities Act of 1933.

Very truly yours,


/s/ Timothy R. Baer
Timothy R. Baer,
Assistant General Counsel